Exhibit 21
Subsidiaries of AmWINS Group, Inc.

Subsidiary	Jurisdiction of Organization
Americana Program Underwriters, Inc.	Pennsylvania
AmWINS Arizona Holding Company, LLC	North Carolina
AmWINS Brokerage of Arizona, LLC	North Carolina
AmWINS Brokerage of the Carolinas, LLC	North Carolina
AmWINS Brokerage of Florida, Inc.	Georgia
AmWINS Brokerage of Georgia, LLC	North Carolina
AmWINS Brokerage of Illinois, LLC	North Carolina
AmWINS Brokerage of New Jersey, Inc.	New Jersey
AmWINS Brokerage of New York, Inc.	New York
AmWINS Brokerage of Michigan, Inc.	Michigan
AmWINS Brokerage of Texas, Inc.	Texas
AmWINS Energy Solutions, Inc.	Delaware
AmWINS Holdings, LLC	North Carolina
AmWINS Insurance Brokerage of California, LLC	California
AmWINS Insurance Brokerage of Los Angeles, LLC	North Carolina
AmWINS Insurance Brokerage of San Francisco, LLC	North Carolina
AmWINS Los Angeles Holding Company, LLC	North Carolina
AmWINS San Francisco Holding Company, LLC	North Carolina
BrokerNet USA, Inc.	Rhode Island
Communitas, Inc.	Texas
Fleet Insurance Services Incorporated	Rhode Island
McAlear Associates, Inc.	Ohio
MTS Insurance Services of Nevada, Inc.	Nevada
National Employee Benefit Companies, Inc.	Rhode Island
PAUSE Insurance Services, LLC	California
Property Risk Services LLC	New Jersey
Seaboard Underwriters, Inc.	North Carolina
Specialty Programs and Facilities Managers, Inc.	California
Stewart Smith East, Inc.	New York
Stewart Smith Southwest, Inc.	Texas
webTPA Employer Services LLC	Texas
Woodus K. Humphrey & Company, Inc.	Louisiana

Certain of our subsidiaries use trade or “d/b/a” names as follows:

Legal Name	Fictitious Name
AmWINS Brokerage of New York, Inc.	AmWINS Brokerage of New England (in Connecticut), f/k/a New Century Global of New England AmWINS Healthcare (in New Jersey) AmWINS Brokerage of New Jersey (in New Jersey) Lambert Green (in Virginia)
AmWINS Brokerage of Michigan, Inc.	Stewart Smith Environmental Specialists
AmWINS Brokerage of New Jersey, Inc.	T/A The Benefits Group